Exhibit 10.3

Memsic Transducer Systems Co., Ltd. Project Loan Interest Subsidy Agreement

Jiangsu Xishan Economic Development Zone Administrative Committee (hereinafter referred to as Party A) and Memsic Transducer Systems Co., Ltd. (hereinafter referred to as Party B) agreed to enter into this agreement. By this agreement, Party A agrees to grant support fund to cover interest expense of Part B’s project loan.

1.	Party B is engaged in the research and manufacturing of Wireless Sensor Network Systems and Inertial Navigation Systems which are in the front line of the key technology segments that are highly supported by the Chinese Government. The success of Party B will be extremely meaningful to Party A and Jiangsu Province as it will help to establish a higher national industry and technology standard in the Development Zone and Jiangsu Province. To support Part B’s project, Part A agrees to subsidize 100% of the interest cost of Part B’s project loan in the amount not to exceed the equivalent of US$25 million for 5 years from the date of the first withdrawal of the loan.

2.	The amount of the interest subsidy to be provided by Party A shall equal to the actual interest payment made by Part B. At end of each quarter, Part B shall submit a copy of the bank’s interest charge statement to Part A for its record. Party A will reimburse Party B the actual interest amount in equivalent RMB amount based on the intermediary exchange rate on the day of the interest payment by Party B to the bank by the end of the same quarter that Party B pays the interest to the bank.

This Agreement will be signed in two counterparts. Each party holds one. This agreement will become effective upon the signatures of authorized persons or sealing of chops of both parties.

Jiangsu Xishan Economic Development Zone Administrative Committee

SEAL

Memsic Transducer Systems Co., Ltd.

SEAL

June 28, 2010